Exhibit 4.1

EXECUTION COPY

Pathmark Stores, Inc.

200 Milik Street

Carteret, New Jersey 07008

June 27, 2007

The Great Atlantic & Pacific

Tea Company, Inc.

Two Paragon Drive

Montvale, New Jersey 07645

Attention: Allan Richards

Re:	Payment for Fractional Shares

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated March 4, 2007 (the “Merger Agreement”) among The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (“Parent”), Sand Merger Corp., a Delaware corporation (“Merger Sub”), and Pathmark Stores, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

By its execution hereof, each of Parent, Merger Sub and the Company acknowledges and agrees that notwithstanding anything to the contrary set forth in Section 3.2(d) of the Merger Agreement, each holder of Company Common Stock who would otherwise be entitled to receive fractional shares of Parent Common Stock as a result of the Merger shall be entitled to receive, in lieu thereof, an amount in cash equal to the product of (i) the number of such fractional shares of Parent Common Stock that such holder would otherwise have been entitled to and (ii) the closing price of Parent Common Stock on the NYSE (regular way) on the Trading Day immediately prior to the Effective Time.

Each of Parent, Merger Sub and the Company further acknowledges and agrees that, except as expressly modified hereby, the Merger Agreement shall continue in full force and effect in accordance with its terms.

(Signature page follows)

Sincerely,

PATHMARK STORES, INC.

By:	/s/ Marc A. Strassler
	Name:	Marc A. Strassler
	Title:	Vice President, Secretary and General Counsel

(SIGNATURE PAGE TO FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER)

Acknowledged, agreed and accepted

as of the date first written above:

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

By:	/s/ Brenda Galgano
	Name:	Brenda Galgano
	Title:	Senior Vice President & Chief Financial Officer

SAND MERGER CORP.

By:	/s/ Chris McGarry
	Name:	Chris McGarry
	Title:	President

(SIGNATURE PAGE TO FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER)